As filed with the Securities and Exchange Commission on October 14, 2010

Registration No. 333-141326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-141326

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1144498
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East

Seattle, Washington 98102

(Address of principal executive offices)

ZymoGenetics, Inc. 2001 Stock Incentive Plan

(Full title of plans)

P. Joseph Campisi, Jr.

Vice President

345 Park Avenue

New York, New York 10154

(212) 546-4000

(Name and address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

David Fox, Esq.

Daniel Wolf, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-141326) previously filed by ZymoGenetics, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission on March 15, 2007 (the “Registration Statement”), pertaining to the registration of 8,674,686 shares (the “Shares”) of Company common stock, without par value (the “Common Stock”), under the ZymoGenetics, Inc. 2001 Stock Incentive Plan.

On September 7, 2010, Bristol-Myers Squibb Company, a Delaware corporation (“Bristol-Myers”), Zeus Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of Bristol-Myers (“Purchaser”), and the Company entered into an Agreement and Plan of Merger that provides for Bristol-Myers to acquire the Company by means of a tender offer by Purchaser for all of the outstanding shares of Common Stock followed by the merger of Purchaser and the Company (the “Merger”).

The tender offer was consummated on October 8, 2010.

As a result of the tender offer, Purchaser acquired over 90% of the outstanding shares of Common Stock, and, subsequently, effected the Merger as a “short-form” merger pursuant to Section 23B.11.040 of the Washington Business Corporation Act. The Merger became effective on October 12, 2010 following the filing of an Articles of Merger and Plan of Merger with the Secretary of State of the State of Washington, thus completing Bristol-Myers’ acquisition of the Company.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2010.

ZYMOGENETICS, INC.

By:	/S/ JEREMY LEVIN
Dr. Jeremy Levin
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEREMY LEVIN Dr. Jeremy Levin	President and Director (Principal Executive Officer)	October 14, 2010

/S/ JEFFREY GALIK Jeffrey Galik	Treasurer and Director (Principal Financial and Accounting Officer)	October 14, 2010

/S/ KABIR NATH Kabir Nath	Director	October 14, 2010

/S/ DAVID T. BONK David T. Bonk	Director	October 14, 2010